                                                                      EXHIBIT 99

                                                         [ALDERWOODS GROUP LOGO]

MEDIA RELEASE

Contact:     Mark Utting
             Director of Communications
             Alderwoods Group
             Tel: 416.498.2754
             Fax: 416.498.2487
             Email: mark.utting@alderwoods.com
                    --------------------------


                              FOR IMMEDIATE RELEASE
                 ALDERWOODS GROUP ANNOUNCES OPENING BALANCES AND
                             2002 FINANCIAL GUIDANCE

March 27, 2002 - Alderwoods Group, Inc. (the Company) today announced the opening balances relating to its financial structure. The Company was launched on January 2, 2002, pursuant to the Plan of Reorganization of The Loewen Group Inc. (the Predecessor). Under terms of the Plan, substantially all of Loewen's assets and operations, including those of its subsidiaries, were transferred to Alderwoods Group. The Company also today provided guidance to the investor community relating to its expected financial performance in 2002. This guidance provides the key financial targets against which the Company will track its performance for the year 2002.

Paul Houston, President and C.E.O. of the Company, said: "Our overriding objective is to be an excellent operating company. We're pursuing this objective with a focus on producing improved margins and strong cost and operating controls. We're equally focused on effective balance sheet management, including maintaining adequate liquidity and reducing debt when opportunities arise."

LIQUIDITY AND CAPITAL RESOURCES

When launched on January 2, 2002, the Company had total assets of approximately $3.5 billion. Liquidity included $101.6 million of cash and cash equivalents, while the Company also had in place an exit financing revolving credit facility of $75 million. Total debt was approximately $835.6 million and stockholders' equity was $739.4 million on January 2, 2002. Following its launch, the Company distributed approximately 40 million common shares, which trade on the NASDAQ stock exchange under the symbol: AWGI.

DE-LEVERAGING THE COMPANY - ANNOUNCEMENT OF DEBT REDUCTION

As part of today's announcement, the Company indicated its intention to pay down in full, from available cash resources, the $49.6 million of 12.25% senior unsecured two-year notes currently outstanding. It expects to complete this transaction within the next 90 days, which should reduce its debt by 6.0% to approximately $786.0 million. Following this repayment, debt maturities for the Company for the years 2002 and 2003, excluding Rose Hills, will be

$7.7 million and $18.9 million, respectively. Rose Hills' debt maturities, which are on a non-recourse basis, will be $9.7 million for 2002 and $53.2 million for 2003.

Commenting on this development, John Lacey, Chairman of the Company, said: "Our decision to retire the two-year notes reflects both our commitment to debt reduction and our confidence in the Company's capital structure and levels of liquidity. As of today, we have significantly more available cash than we anticipated having at this point. Furthermore, with the exception of some letters of credit, we haven't had cause to draw on our exit financing facility."

FORWARD-LOOKING FINANCIAL GUIDANCE

In order to provide clarification on the Company's expectations for 2002, it today provided guidance on a number of key financial measures for the year. The target ranges presented are based on the assumption that no major acquisitions or dispositions will occur involving either funeral home or cemetery assets during the year.


2002 FINANCIAL TARGET OUTLOOK


MEASURE                                                          2002 RANGES
-------                                                          -----------

North American funeral home calls (#)                          140,000-145,000
     (2001 comparable funeral home calls: 140,000)
Revenue ($ millions)                                             $835 - $875
Operating margins before G&A
     Funeral                                                      22% - 25%
     Cemetery                                                     10% - 12%
Earnings before interest, taxes and depreciation and
amortization costs (EBITDA in $ millions)                        $140 - $160
Basic and diluted earnings per shares ($)                       $0.15 - $0.35
Recurring free cash flow ($ millions)*                            $15 - $25



* Free cash flow is defined as EBITDA less cash interest expense, cash taxes, changes in working capital and capital expenditures.


In addressing the Company's financial outlook, Mr. Houston said: "We expect to generate solid results in this, our first year. That's not to say that there isn't still work to be done. But, with our new customer and market-focused structure, and our workforce of approximately 10,000 dedicated professionals, we expect to make steady progress with both at-need and pre-need sales, while also continuing to manage our costs very effectively."

KEY CHANGES TO 2002 FINANCIAL POLICIES

Concurrent with the launch of the Company, two significant changes were made in the Company's accounting policies, the impact of which are included in its 2002 financial guidance.

The first related to the Company's adoption of the United States Securities and Exchange Commission's (SEC) Staff Accounting Bulletin No. 101, dealing with revenue recognition involving pre-need sales of interment rights. After extensive discussion with industry analysts, the Company has decided to bring its revenue recognition policy in line with the practices of other companies in the industry. Under its revised policy, provided a minimum (10%) percentage of the sales price has been collected and certain collectibility criteria are met, pre-need cemetery interment right sales of developed cemetery property are recognized at the time of sale. Pre-need cemetery interment right sales of undeveloped cemetery property are deferred until the cemetery property is developed and a minimum percentage of the sales price has been collected and certain collectibility criteria are met. Revenues from pre-need funeral sales will continue to be recognized at the time the service is performed.

The Company will also continue its previously announced practice for handling direct and indirect sales expenses related to both cemetery and funeral pre-need selling. According to this practice, all of these expenses will continue to be charged to the accounting period in which they are incurred. While this is not consistent with current industry practice, the Company believes this handling of pre-need expenses is prudent and conservative, and more closely approximates changes in cash.

The other accounting change related to an insurance subsidiary, Security Plan Life Insurance Company. This subsidiary was expected to be held for sale upon emergence. However, based on its ongoing solid performance, the Company reversed this decision and, as of January 2, 2002, it continued to record this subsidiary's results as part of ongoing insurance operations.

Company Overview

Launched on January 2, 2002, the Company is the second largest operator of funeral homes and cemeteries in North America. The Company currently operates 849 funeral homes, 204 cemeteries and 65 combination funeral home and cemetery locations in the United States, Canada and the United Kingdom. The Company provides funeral and cemetery services and products on both an at-need and pre-need basis. In support of the pre-need business, it operates insurance subsidiaries that provide customers with a funding mechanism for the pre-arrangement of funerals.

SAFE HARBOR

Certain statements contained in this media release, including, but not limited to, information regarding the status and progress of the Company's operating activities, the plans and objectives of the Company's management, assumptions regarding its performance and plans and the financial guidance it has provided, are forward looking in nature. Actual results may differ materially from those stated because of the following factors: The uncertainty of future revenue and revenue growth; the Company's leverage and ability to service debt; the outcome of pending legal and tax claims; the Company's ability to attract, train and retain an adequate number of sales people; fluctuations in the economy; changes to federal, state and local laws, regulations affecting revenues from trust funds, future tax rates, the volume and timing of pre-need sales of funeral and cemetery services and products, environmental matters and various other aspects of the funeral service industry; as well as variances in death rates and the use of cremation, and other factors which are referred to in the Company's periodic reports filed with the SEC.

                                      # # #

The financial information that follows beginning on page 5 covers the final operating period for The Loewen Group Inc. (the Predecessor) prior to the effectiveness of its Plan of Reorganization on January 2, 2002. Under terms of the Plan, substantially all of the Predecessor's assets and operations were taken over by Alderwoods Group on the Effective Date. While the Plan of Reorganization became effective on January 2, 2002, for accounting and reporting purposes it is reflected as at December 31, 2001, consistent with requirements of United States generally accepted accounting principles.

Due to the significant changes in the financial and legal structure of Alderwoods Group and the application of fresh start reporting (see Basis of Presentation on page 9), readers are advised that the financial information included in the discussion that follows should not be relied upon as being indicative of the future performance of Alderwoods Group, nor as providing a meaningful comparison of financial results.

               THE LOEWEN GROUP'S FINAL FINANCIAL RESULTS REPORTED YEAR-END 2001 AUDIT CLOSES THE LOEWEN GROUP CHAPTER

YEAR ENDED DECEMBER 31, 2001 COMPARED TO YEAR ENDED DECEMBER 31, 2000

The Loewen Group Inc.'s (the Predecessor) financial statements for 2001 were significantly impacted by extraordinary accounting adjustments upon its emergence. Due to these extraordinary items, readers are cautioned against drawing conclusions from comparisons with historical data.

For the year ended December 31, 2001, net income after fresh start valuation adjustments and the gain on debt discharge was $643.7 million compared to a loss of $1.0 billion in 2000. Basic and diluted earnings per share were $8.57 versus a basic and diluted loss per share of $14.20 the prior year. The significant change in results from a year ago was primarily due to a $959.0 million extraordinary gain on debt discharge, $228.1 million of fresh start valuation adjustments, and a higher gain on asset disposal versus the prior year. It also reflected a charge of $986.8 million recorded in 2000 for the cumulative effect of an accounting change involving revenue recognition policies. These factors were somewhat offset by the impact of lower gross margins and a higher provision for asset impairment and reorganization costs.

Total revenue of $836.4 million declined 9.8%, primarily as a result of the sale of 225 funeral homes and 152 cemeteries during 2001 and the fourth quarter of 2000.

Funeral revenue decreased $54.8 million, or 9.5%, to $522.1 million for the year ended December 31, 2001, from $576.9 million in 2000, primarily due to location dispositions, fewer funeral services, and partly, the Predecessor's management believed, to consumer concerns caused by the reorganization proceedings. Of the $54.8 million revenue decline, approximately $48 million was due to the locations sold during 2000 and 2001. At locations in operation throughout the years ended December 31, 2001 and 2000, funeral revenue declined approximately $7 million, or 1.3%, to approximately $505 million, compared to approximately $512 million in 2000, due primarily to a 1.1% decline in the number of funeral services performed.

The Predecessor's pre-need funeral contracts written decreased to approximately $108 million in 2001 from approximately $119 million in 2000. Locations sold in 2001 had written $5 million of pre-need funeral contracts. The Predecessor estimated that it had a backlog of approximately $1.1 billion in pre-need funeral contracts as of December 31, 2001. Pre-need funeral services comprised approximately 22% of the annual funeral services performed by the Predecessor in 2001 and 2000.

Overall funeral gross margin, as a percentage of funeral revenue, decreased to 26.5% for the year ended December 31, 2001, from 29.9% in 2000, principally as a result of lower revenues and higher fixed costs at locations not sold.

Cemetery revenue decreased $53.1 million, or 20.2%, to $210.1 million for the year ended December 31, 2001, from $263.2 million in 2000, as at-need revenue, pre-need revenue and finance income declined, primarily due to location dispositions, as well as, the Predecessor's management believed, consumer concerns caused by the reorganization proceedings. Of the $53.1 million revenue decline, approximately $44 million was due to locations sold during 2000 and 2001, of which the main components were approximately $11 million of at-need revenue and $28 million of pre-need revenue. At locations in operation throughout the years ended December 31, 2001 and 2000, revenue declined approximately $9 million, primarily due to lower at-need revenue of approximately $4 million from plot sales and a decline in finance income of approximately $5 million due to fewer customer receivables and recent pre-need contracts being written with shorter contract terms and higher down payments. Though improving cash flow, the shorter contract terms and larger down payments, as well as the impact of a lower number of pre-need cemetery contracts written, negatively impacted finance income, down approximately $8 million in the year ended December 31, 2001, compared to 2000.

Pre-need cemetery contracts written during the year ended December 31, 2001 were approximately $69 million, a decrease of approximately $25 million, or 26.6%, compared to 2000, of which approximately $12 million was attributable to locations sold. The remaining decline in new pre-need contracts written of approximately $13 million was primarily due to the Predecessor's changes in pre-need sales practices, including continued refinements of contract terms, which were less attractive to the customer, but generated significantly better cash flow to the Predecessor.

Overall cemetery gross margin, as a percentage of cemetery revenue, decreased to 14.8% for the year ended December 31, 2001, from 31.9% in 2000, primarily due to the large declines in at-need and pre-need revenue and finance income. As well, higher wage and other fixed costs at locations not sold and the fixed nature of other cemetery expenses, contributed to expense reductions that were not commensurate with the revenue declines experienced.

General and administrative expenses increased to $75.7 million for the year ended December 31, 2001, from $70.6 million in 2000. The increase in general and administrative expenses for the year ended December 31, 2001 was primarily due to costs associated with the continued implementation of a cemetery contract management system.

A pre-tax asset impairment provision of long-lived assets of $180.7 million was recorded in 2001, primarily due to additional locations sold as well as from revised estimates of expected proceeds of the locations held for disposal. For the year ended December 31, 2000, the $116.9 million pre-tax asset impairment provision of long-lived assets resulted from revisions to estimates of expected proceeds of the locations held for disposal. Gains on sales of locations were $173.3 million in 2001 and $5.6 million in 2000, representing the gain realized at the time of disposition.

Reorganization costs increased to $87.2 million for the year ended December 31, 2001, from $45.9 million in 2000. These costs primarily consisted of professional fees for legal, accounting and consulting services provided in connection with the Predecessor's reorganization under Chapter 11 and the Companies' Creditors Arrangement Act. The increase of approximately $41.3 million is due to costs incurred in connection with the actual emergence from Chapter 11 and the Companies' Creditors Arrangement Act, and various activities related thereto. Total reorganization costs since the petition date amounted to $225.9 million as at December 31, 2001. The Company expects to pay during 2002, approximately $57.1 million of reorganization costs which were accrued at December 31, 2001.

The Predecessor recorded an extraordinary gain on debt discharge of $959.0 million and fresh start valuation adjustments of $228.1 million for the year ended December 31, 2001, as a result of emergence from reorganization proceedings and the application of fresh start reporting. Additionally, for the year ended December 31, 2000, a charge for the cumulative effect of accounting change of $986.8 million (net of income taxes of $108.7 million) was recorded as a result of the implementation of SAB 101, effective January 1, 2000.

The Predecessor's statement of cash flows for the year ended December 31, 2001, reflects cash provided from operations of $68.7 million, compared to $147.8 million in 2000. The decrease in cash of $159.1 million for the year ended December 31, 2001, was primarily due to the distribution of $163.6 million in respect of claims against the Predecessor, as well as the distribution of $93.9 million to Alderwoods Group as a result of the implementation of the Plan of Reorganization on the Effective Date.

THREE MONTHS ENDED DECEMBER 31, 2001 COMPARED TO THREE MONTHS ENDED DECEMBER 31, 2000

The Predecessor's net income for the three months ended December 31, 2001, was $722.2 million compared to a loss of $21.5 million in 2000. Basic and diluted earnings per share in 2001 were $9.72 versus a basic and diluted loss per share of $0.32 the prior year. The significant change in results from a year ago was primarily due to a $959.0 million extraordinary gain on debt discharge, $228.1 million of fresh start valuation adjustments and higher gains on asset disposals versus the prior year. These factors were somewhat offset by the impact of lower gross margins and higher reorganization costs, general and administrative expenses and taxes.

Total revenue of $202.8 million declined 5.8% for the three months ended December 31, 2001, versus $215.3 million in the prior year, primarily as a result of the sale of 225 funeral homes and 152 cemeteries since the beginning of the fourth quarter of 2000.

Funeral revenue decreased $16.5 million, or 11.5%, to $127.1 million for the three months ended December 31, 2001, from $143.6 million in 2000, primarily due to location dispositions, fewer funeral services, and partly, the Predecessor's management believed, to consumer concerns caused by the reorganization proceedings. At locations in operation throughout the three months ended December 31, 2001 and 2000, the number of funeral services performed declined by 0.7% in 2001 compared to 2000.

Overall funeral gross margin, as a percentage of funeral revenue, decreased to 23.0% for the three months ended December 31, 2001, from 30.0% in 2000, principally as a result of lower revenues and higher fixed costs at locations not sold.

Cemetery revenue decreased $7.2 million, or 12.6%, to $49.9 million for the three months ended December 31, 2001, from $57.1 million in 2000, primarily due to location dispositions, as well as, the Predecessor's management believed, to consumer concerns caused by the reorganization proceedings. While pre-need contract sales declined, primarily due to the Predecessor's changes in pre-need sales practices, including continued refinements of contract terms, which were less attractive to the customer, significantly better cash flow was generated by the Predecessor. Though improving cash flow, the shorter contract terms and larger down payments negatively impacted finance income.

Overall cemetery gross margin, as a percentage of cemetery revenue, decreased to (6.0)% for the three months ended December 31, 2001, from 27.1% in 2000, primarily due to the large declines in revenue and finance income. However, higher wage and other fixed costs at locations not sold and the fixed nature of other cemetery expenses also significantly contributed to expense reductions that were well below the commensurate rate of the revenue declines experienced.

General and administrative expenses increased to $26.3 million for the three months ended December 31, 2001, from $18.6 million in 2000. The increase in general and administrative expenses for the three months ended December 31, 2001 was primarily due to costs associated with the continued implementation of a cemetery contract management system.

A pre-tax asset impairment provision of $25.5 million was recorded in the three months ended December 31, 2001, primarily due to dispositions during the quarter. For the three months ended December 31, 2000, the $24.9 million pre-tax asset impairment provision resulted primarily from revisions to estimates of expected proceeds of the locations held for disposal.

Reorganization costs increased to $53.3 million for the three months ended December 31, 2001, from $20.4 million in 2000. These costs primarily consisted of professional fees for legal, accounting and consulting services provided in connection with the Predecessor's reorganization under Chapter 11 and the Companies' Creditors Arrangement Act. The increase of approximately $32.9 million is primarily due to costs incurred in connection with the actual emergence from Chapter 11 and the Companies' Creditors Arrangement Act, and various activities related thereto, which were required to complete legal, reorganization and administrative activities. Total reorganization costs since the petition date amounted to $225.9 million as at December 31, 2001. The Company expects to pay during 2002, approximately $57.1 million of reorganization costs which were accrued at December 31, 2001.

The Predecessor's decrease in cash of $228.4 million for the three months ended December 31, 2001, was primarily due to the distribution of $163.6 million in respect of claims against the Predecessor, as well as the distribution of $93.9 million to Alderwoods Group as a result of the implementation of the Plan of Reorganization on the Effective Date.

DISPOSITIONS

In December 1999, the Predecessor announced its intention to dispose of 201 funeral homes and 170 cemeteries in the United States that did not meet its strategic objectives, based on geographic location or financial performance. In January 2000, the Bankruptcy Court approved the Predecessor's disposition process for the locations identified. In addition, other properties not in the initial group were periodically disposed of after obtaining Bankruptcy Court approval. During the year ended December 31, 2000, 101 funeral homes and 33 cemeteries were sold for net proceeds of $36.1 million. During 2001, the Predecessor sold 124 funeral homes and 119 cemeteries for net proceeds of $105.8 million.

REORGANIZATION PROCESS

On December 5, 2001, the U.S. Bankruptcy Court confirmed the Predecessor's Fourth Amended Joint Plan of Reorganization, as modified, which was filed with the Court on September 10, 2001. The Plan was recognized by the Canadian Court on December 7, 2001, and became effective on January 2, 2002 (the "Effective Date").

Under terms of the Plan, on the Effective Date, the Predecessor completed a series of transactions through which it transferred substantially all of its assets, operations, officers and employees to a subsidiary, Loewen Group International, Inc., which was reorganized and renamed Alderwoods Group, Inc. Under terms of the Plan, the recovery for the Predecessor's equity holders was 0%, as these holders were not entitled to any distribution of shares or other property in Alderwoods Group. More information related to transactions occurring on the Effective Date is provided in Alderwoods Group's Form 10-K.

BASIS OF PRESENTATION

Alderwoods Group received substantially all of the assets and operations of the Predecessor on the Effective Date (January 2, 2002), and continues to operate the existing businesses of The Loewen Group Inc., Loewen Group International, Inc. and their subsidiaries. However, for financial reporting purposes, the effective date of the reorganization was December 31, 2001, because United States generally accepted accounting principles ("GAAP") require that the financial statements reflect fresh start reporting as of the confirmation date or as of a later date when all material conditions precedent to the Plan of Reorganization becoming binding are resolved.

Consistent with the requirements of U.S. GAAP, Alderwoods Group adopted fresh start reporting as at December 31, 2001. At the same time, it also adopted a new accounting standard involving the treatment of goodwill and other intangible assets. As a result of adopting this standard, goodwill arising from the Predecessor's reorganization will not be amortized in the future by Alderwoods Group, but rather will be assessed annually for impairment.

With the adoption of fresh start reporting, the enterprise value was recorded based on the reorganization value as set forth in the Plan of Reorganization. The reorganization value was determined with the assistance of independent advisors and was estimated at approximately $1.5 billion.

In accordance with the principles of "purchase" accounting, the reorganization value was then allocated to Alderwoods Group's identifiable tangible and intangible assets and liabilities based on their fair values, with the residual recorded as goodwill. As a result of the application of fresh start reporting, significant adjustments were made to the historical assets and liabilities, as the fair values varied significantly from the amounts in the Predecessor's historical financial statements.

With regard to other accounting changes, the Predecessor's previous historical consolidated financial statements were presented in accordance with Canadian GAAP, and material differences between Canadian GAAP and U.S. GAAP were explained in a note to its consolidated financial statements. In addition, the Predecessor had not previously fully implemented SAB 101 as a result of its ongoing reorganization proceedings. The Predecessor's historical financial information and the consolidated financial statements included in this media release, and in Alderwoods Group's 2001 Form 10-K, have been restated to the full extent necessary to comply with U.S. GAAP and the implementation of SAB 101, effective January 1, 2000.

Due to the significant financial and legal changes surrounding emergence, including the application of fresh start reporting, as discussed above, the consolidated financial information issued by the Predecessor prior to implementation of its Plan of Reorganization will not be comparable with the consolidated financial information and other information of Alderwoods Group issued subsequent to implementation of the Plan.

                                      # # #

ALDERWOODS GROUP, INC.

Consolidated Balance Sheet (Unaudited)
All amounts expressed in thousands of U.S. dollars

                                                                December 31
                                                                    2001
                                                                -----------
ASSETS
Current assets
    Cash and cash equivalents                                   $  101,561
    Receivables, net of allowances                                  73,952
    Inventories                                                     27,235
    Other                                                           23,345
                                                                ----------
                                                                   226,093

Pre-need funeral contracts                                       1,010,646
Pre-need cemetery contracts                                        480,972
Cemetery property                                                  151,767
Property and equipment                                             637,235
Insurance invested assets                                          339,797
Deferred income tax assets                                          16,250
Goodwill                                                           565,838
Other assets                                                        74,505
                                                                ----------
                                                                $3,503,103
                                                                ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
    Accounts payable and accrued liabilities                    $  185,426
    Current maturities of long-term debt                            17,396
                                                                ----------
                                                                   202,822

    Long-term debt                                                 818,252
    Deferred pre-need funeral contract revenue                   1,018,236
    Deferred pre-need cemetery contract revenue                    350,884
    Insurance policy liabilities                                   304,825
    Deferred income tax liabilities                                 25,000
    Other liabilities                                               43,732
                                                                ----------
                                                                 2,763,751
                                                                ----------
Stockholders' equity
    Common stock                                                       399
    Capital in excess of par value                                 738,953
                                                                ----------
                                                                   739,352
                                                                ----------
                                                                $3,503,103
                                                                ==========

THE LOEWEN GROUP INC.
(PREDECESSOR TO ALDERWOODS GROUP, INC.)

Consolidated Statements Of Operations and Deficit (Unaudited)
All amounts expressed in thousands of U.S. dollars except per share amounts

                                                                       THREE MONTHS ENDED                    YEAR ENDED
                                                                           DECEMBER 31                       DECEMBER 31
                                                                  ----------------------------      ----------------------------
                                                                      2001             2000            2001              2000
                                                                  -----------      -----------      ----------      ------------
                                                                                     RESTATED                          RESTATED

Revenue
    Funeral                                                       $   127,107      $   143,595      $  522,089      $    576,940
    Cemetery                                                           49,929           57,150         210,097           263,203
    Insurance                                                          25,781           14,566         104,215            87,541
                                                                  -----------      -----------      ----------      ------------
                                                                      202,817          215,311         836,401           927,684
                                                                  -----------      -----------      ----------      ------------
Costs and expenses
    Funeral                                                            97,811          100,500         383,647           404,520
    Cemetery                                                           52,904           41,661         178,961           179,251
    Insurance                                                          26,101           21,134          92,554            81,890
                                                                  -----------      -----------      ----------      ------------
                                                                      176,816          163,295         655,162           665,661
                                                                  -----------      -----------      ----------      ------------

                                                                       26,001           52,016         181,239           262,023

Expenses
    General and administrative                                         26,302           18,600          75,716            70,598
    Depreciation and amortization                                      17,068           14,013          57,038            57,019
    Provision for asset impairment                                     25,474           24,906         180,658           116,937
                                                                  -----------      -----------      ----------      ------------
                                                                       68,844           57,519         313,412           244,554
                                                                  -----------      -----------      ----------      ------------
Earnings (loss) from operations                                       (42,843)          (5,503)       (132,173)           17,469

Interest on long-term debt (See (1) below)                              5,073            2,474          11,013            12,410
Reorganization costs                                                   53,344           20,430          87,172            45,877
Loss (gain) on disposal of subsidiaries and other
    expenses (income)                                                (121,067)         (10,554)       (171,180)           (5,955)
                                                                  -----------      -----------      ----------      ------------
Income (loss) before income taxes, extraordinary
    items and cumulative effect of accounting change                   19,807          (17,853)        (59,178)          (34,863)
Income taxes                                                           28,449            3,678          27,982            22,482
                                                                  -----------      -----------      ----------      ------------
Loss before extraordinary items and cumulative effect
    of accounting change                                               (8,642)         (21,531)        (87,160)          (57,345)

Extraordinary gain on debt discharge                                  958,956               --         958,956                --
Fresh start valuation adjustments                                    (228,135)              --        (228,135)               --
Cumulative effect of accounting change (net of income
    taxes of $108,719)                                                     --               --              --          (986,750)
                                                                  -----------      -----------      ----------      ------------
Net income (loss) for the period                                  $   722,179      $   (21,531)     $  643,661      $ (1,044,095)
                                                                  -----------      -----------      ----------      ------------
Deficit, beginning of period                                       (2,182,142)      (2,082,093)     (2,103,624)       (1,059,529)
                                                                  -----------      -----------      ----------      ------------
Deficit, end of period                                            $(1,459,963)     $(2,103,624)     $1,459,963)     $ (2,103,624)
                                                                  ===========      ===========      ==========      ============

Basic and diluted earnings (loss) per Common share                $      9.72      $     (0.32)     $     8.57      $     (14.20)



(1) Contractual interest not recorded on liabilities subject to compromise for the year ended December 31, 2001 - $132,481 (December 31, 2000 - $153,964).

THE LOEWEN GROUP INC.
(PREDECESSOR TO ALDERWOODS GROUP, INC.)

Consolidated Balance Sheets (Unaudited)
All amounts expressed in thousands of U.S. dollars

                                                                 DECEMBER 31            DECEMBER 31
                                                                     2001                  2000
                                                                 -----------            -----------
                                                                                         RESTATED
ASSETS
Current assets
    Cash and cash equivalents                                    $        --            $   159,090
    Receivables, net of allowances                                        --                153,014
    Inventories                                                           --                 35,418
    Prepaid expenses                                                      --                  9,551
                                                                 -----------            -----------
                                                                          --                357,073

Pre-need funeral contracts                                                --                427,838
Pre-need cemetery contracts                                               --                598,783
Cemetery property                                                         --                836,997
Property and equipment                                                    --                687,303
Names and reputations                                                     --                605,700
Insurance invested assets                                                 --                298,635
Deferred income tax assets                                                --                  3,877
Other assets                                                              --                 61,838
                                                                 -----------            -----------
                                                                 $        --            $ 3,878,044
                                                                 ===========            ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities not subject to compromise
    Current liabilities
       Accounts payable and accrued liabilities                  $        --            $   140,911
       Current maturities of long-term debt                               --                 25,598
                                                                 -----------            -----------
                                                                          --                166,509

    Long-term debt                                                        --                 47,944
    Deferred pre-need funeral contract revenue                            --                522,845
    Deferred pre-need cemetery contract revenue                           --              1,037,611
    Other liabilities                                                     --                234,836
    Insurance policy liabilities                                          --                241,570

Liabilities subject to compromise                                         --              2,289,497

Stockholders' equity
    Common stock                                                   1,302,819              1,302,819
    Preferred stock                                                  157,144                157,144
    Deficit                                                       (1,459,963)            (2,103,624)
    Accumulated other comprehensive loss                                  --                (19,107)
                                                                 -----------            -----------
                                                                          --               (662,768)
                                                                 -----------            -----------
                                                                 $        --            $ 3,878,044
                                                                 ===========            ===========


THE LOEWEN GROUP INC.
(PREDECESSOR TO ALDERWOODS GROUP, INC.)

Consolidated Statements of Cash Flows (Unaudited)
All amounts expressed in thousands of U.S. dollars

                                                                        THREE MONTHS ENDED                  YEAR ENDED
                                                                            DECEMBER 31                     DECEMBER 31
                                                                     -------------------------      ---------------------------
                                                                        2001           2000           2001             2000
                                                                     ---------       ---------      ---------       -----------
                                                                                      RESTATED                        RESTATED
CASH PROVIDED BY (APPLIED TO)
Operations
    Net income (loss)                                                $ 722,179        $(21,531)     $ 643,661       $(1,044,095)
    Items not affecting cash
       Extraordinary gain on debt discharge                           (958,956)             --       (958,956)               --
       Fresh start valuation adjustments                               228,135              --        228,135                --
       Cumulative effect of accounting change                               --              --             --           986,750
       Depreciation and amortization                                    20,602          18,045         72,194            73,742
       Amortization of debt issue costs                                     --             164            619             3,142
       Provision for asset impairment                                   25,474          24,906        180,658           116,937
       Loss (gain) on disposition of assets and
          investments                                                 (121,064)        (10,554)      (171,177)           (5,610)
       Deferred income taxes                                            27,267           2,808          3,964            13,774
       Non-cash reorganization costs                                        --           5,957             --             6,293
    Other, including net changes in other non-cash balances             53,194           2,857         69,650            (3,097)
                                                                     ---------       ---------      ---------       -----------
                                                                        (3,169)         22,652         68,748           147,836
                                                                     ---------       ---------      ---------       -----------
Investing
    Proceeds on disposition of assets and investments                   49,500          22,854        105,777            36,119
    Purchase of property and equipment                                    (755)        (10,204)       (18,712)          (24,024)
    Construction of new facilities                                        (905)           (990)        (2,300)           (2,468)
    Purchase of insurance invested assets                             (108,738)        (54,908)      (236,590)         (141,873)
    Proceeds on disposition and maturities of insurance
       invested assets                                                  98,042          44,449        197,145           109,612
                                                                     ---------       ---------      ---------       -----------
                                                                        37,144           1,201         45,320           (22,634)
                                                                     ---------       ---------      ---------       -----------
Financing
    Repayment of long-term debt                                         (4,849)         (3,563)       (15,666)          (20,553)
    Debt issue costs
                                                                            --             228             --              (725)
    Distribution of cash to disbursement agent for
       settlement of liabilities subject to compromise                (163,570)             --       (163,570)               --
    Distribution of cash to Alderwoods Group, Inc.                     (93,922)             --        (93,922)               --
                                                                     ---------       ---------      ---------       -----------
                                                                      (262,341)         (3,335)      (273,158)          (21,278)
                                                                     ---------       ---------      ---------       -----------
Increase (decrease) in cash and cash equivalents                      (228,366)         20,518       (159,090)          103,924
Cash and cash equivalents, beginning of period                         228,366         138,572        159,090            55,166
                                                                     ---------       ---------      ---------       -----------
Cash and cash equivalents, end of period                             $      --       $ 159,090      $      --       $   159,090
                                                                     =========       =========      =========       ===========